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                                                                   Exhibit 10.11

                            VASTAR RESOURCES, INC.
                         CORRECTED FIRST AMENDMENT TO
                      AMENDED AND RESTATED SUPPLEMENTARY
                           EXECUTIVE RETIREMENT PLAN

     Pursuant to the power of amendment reserved therein, Vastar Resources, Inc. Amended and Restated Supplementary Executive Retirement Plan, which was effective March 24, 1999 (the "Plan") is hereby amended as follows:

     1.  Section 1.3 is amended:

        (a) to delete subsection (f) "ARCO Acquisition"; subsection (g) "ARCO Takeover"; and subsection (aa) "Secondary Change of Control"
        (b)  to renumber subsections (h) through (k) as (f) through (i);
        (c)  to renumber subsections (l) through (o) as (k) through (n);
        (d)  to renumber subsection (u) as (v);
        (e)  to renumber subsections (v) through (z) as (x) through (bb);
        (f)  to renumber subsection (bb) and (cc) as (cc) and (dd); and
        (g)  to renumber subsections (dd) and (ee) as (ff) and (gg),

     When amending sections or subsections currently set forth in the Plan, the section or subsection references below refer to the sections and subsections as they existed prior to the renumbering as provided for above. Moreover, all current references in the Plan to other sections and subsections of the Plan shall be deemed to refer to the applicable section or subsection as renumbered herein.

     2. Section 1.3 is amended to add new subsections (j), (o), (u), (w) and
(ee) to read as follows:

     "(j) "Benefit Trigger Window" means the 24-month period commencing on the date immediately following the Effective Time and means each 24-month period commencing on the date that a Subsequent Change of Control occurs.

     (o) "Effective Time" " shall be ascribed the meaning set forth for such term on Annex A attached hereto.

     (u) "Merger" shall be ascribed the meaning set forth for such term on Annex A attached hereto.

     (w) "Parent Company" shall be ascribed the meaning set forth for such term on Annex A attached hereto.

     (ee) "Subsequent Change of Control" shall be ascribed the meaning set forth for such term on Annex A attached hereto."

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     3.  Section 1.3 is amended to delete the last sentence of subsection (b).

     4. Section 2.2 is amended to delete subsection (d) effective as of the Effective Time (as defined in Annex A to the Plan as amended hereby).

     5. Section 5.3 will be amended to delete Sections 5.3(a), (b) and (c) and replace them with the following:

     "(a) GENERAL. Except as provided in Section 5.3(d) below, or with respect to a survivor benefit which may subsequently become payable under the Plan, the Administrator shall cause an amount equal to a Lump Sum payment for each Participant (which amount shall include, but not be limited to, all amounts due to the Participant under this Plan, if any, as a result of his or her eligibility for the Retirement Allowance as described in Paragraph 30.4 of the Vastar Resources, Inc. Retirement Plan) to be transferred from the Plan to the Participant's account in the Vastar Resources, Inc. Executive Deferral Plan, in the following two circumstances:

        (i) the Participant has a "Termination of Employment" during a Benefit Trigger Window; or

        (ii) the Benefit Trigger Window following a Subsequent Change of Control expires.

     No calculation of a Lump Sum payment or transfer to the Vastar Resources, Inc. Executive Deferral Plan shall be made prior to January 1, 2000. After such transfer, the benefits payable under this Plan shall be governed by the terms of the Vastar Resources, Inc. Executive Deferral Plan, as amended from time to time.

        (b) DEFINITION OF TERMINATION OF EMPLOYMENT. For the purposes of subsection (a) above, the term "Termination of Employment" shall mean:

           (i) a termination of employment during a Benefit Trigger Window by the Surviving Entity, other than for Cause, or

          (ii) the Employee's voluntary termination within a Benefit Trigger Window as a result of the Surviving Entity's implementation of:

                (A) a ten percent or more reduction of such Employee's Qualifying Pay from the Qualifying Pay determined as of the date immediately prior to the date of the Change of Control, or a ten percent or more reduction (based on dollar value) in the Employee's aggregate Qualifying Pay plus Target Award ("Total Pay") from the Employee's Total Pay determined as of the date immediately prior to the date of the Change of Control;

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                (B) a required relocation of the Employee's principal place of work to a location which would satisfy the conditions specified in (S) 217(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), for a deduction by such Employee of moving expenses under (S) 217 of the Code; or

                (C) with respect to Tier 1 and 2 Employees of the Company, a demotion to a lesser job.

        (iii) No Employee shall be deemed to have a termination of employment solely due to a transfer of employment directly between the Company, a Surviving Entity or any of their affiliates.

        (c) DEFINITION OF CAUSE, QUALIFYING PAY, SURVIVING ENTITY AND TARGET AWARD. For purposes of this subsection (b) above, the following definitions shall apply:

          (i) "Cause" shall mean (i) the conviction of the Employee for any felony involving dishonesty, fraud or breach of trust or (ii) the willful engagement by the Employee in gross misconduct in the performance of his or her duties that materially injures the Surviving Entity.

          (ii) "Qualifying Pay" means the Employee's annualized rate of regular wages or salary, excluding all extra pay such as overtime, premiums, bonuses, living or other allowances, determined as of the relevant date.

          (iii) "Surviving Entity" means the Company, or any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company after a Change of Control, and its affiliates.

          (iv) "Target Award" means the annual target performance bonus award applicable to the Employee for the relevant period."

        (d)  MISCELLANEOUS.  Notwithstanding subsection (a) above:

          (i) If a Participant does not have an account in the Vastar Resources, Inc. Executive Deferral Plan, the Lump Sum payment applicable to the Participant's benefit under this Plan shall be payable in one of the following two methods (which shall be selected by the Company at its discretion): (x) as soon as practicable after the occurrence of the applicable event described in Section 5.3(a)(i) or (ii) above, or (y) in up to three installments (not necessarily equal) over a period not to exceed two calendar years beginning on the date of the occurrence of the applicable event described in Section 5.3(a)(i) or (ii) above. Such payment or payments, when completed shall be in complete satisfaction of the Participant's accrued rights hereunder.

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          (ii) With respect to (x) the remaining annuity payments to be received by any Participant or Beneficiary pursuant to this Plan whose annuity payments have commenced as of the date of any of the events described in subsection (a) above and (y) the benefit payable to any Participant who terminated his or her employment prior to any of the events described in
     Section 5.3(a) (i) or (ii) above (or a Beneficiary who became entitled to a benefit under this Plan as a result of the death of a Participant occurring prior to any of the events described in Section 5.3(a) (i) or (ii) above) which has not commenced as of the date of any of the events described in subsection Section 5.3 (a) (i) or (ii) above, the benefits payable to such persons shall continue as provided for in this Plan."

     6. Article VI is amended to add a new Section 6.7 which shall read as follows:

        "6.7. Authorized Officers

     Both the Chief Financial Officer and the Vice President, Human Resources of the Company whose duties with respect to this Plan are provided herein, will be those persons who have been employed in such positions by the Company since April 1, 1999. Any action required to be taken under this Plan by the Chief Financial Officer and the Vice President, Human Resources of the Company may be taken by either individual if the other position is vacant. If the positions of Chief Financial Officer and Vice President, Human Resources of the Company are both vacant, actions required to be taken under the Plan by such officers may only be taken by one of the officers of the Company set forth below (in the order stated) who was in such position on April 1, 1999:

        (a)  Controller

        (b)  General Counsel

        (c)  Senior Vice President of Production

        (d)  Senior Vice President of Exploration

        (e)  Vice President of Business Development.

     If none of such persons is in such position, the Special Plan Administrator shall take actions required to be taken under the Plan."

        7. Annex A is amended, with respect to the definition of "Change of Control" and the definition of "Outside Director", to replace the terms "Atlantic Richfield Company" and "ARCO" with the term "Parent Company". This amendment shall be construed consistently with the intent that the Merger, if it occurs, is a Change of Control.

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        8. Annex A, with respect to the definition of "Change of Control," is amended, effective immediately after the Effective Time, to add "; or" at the end of Paragraph (6) and to add new Paragraph (7) which shall read as follows:

          "(7)  A Subsequent Change of Control."

        9.  Annex A is amended to add the following definitions:

     ""Effective Time" means, with respect to the Merger, such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger in accordance with the Delaware General Corporation Law.

     "Merger" shall mean the merger between Atlantic Richfield Company and Prairie Holdings, Inc., a subsidiary of BP Amoco p.l.c.

     "Parent Company" shall mean, until the Effective Time of the Merger, Atlantic Richfield Company and, after Effective Time of the Merger, BP Amoco p.l.c. or any of its subsidiaries or affiliates and any of their respective successors.

     "Subsequent Change of Control" shall mean each Change of Control which occurs after the consummation of a transaction constituting a Change of Control.""

        10. The Plan is amended to add new Article X which shall read as follows:


                                  "ARTICLE X
                       SPECIAL PROVISIONS APPLICABLE TO
                               CERTAIN EMPLOYEES

     1.1  Eligibility

     A Participant in Tier 1 and 2 is eligible for the benefit set forth in this
Article X in the event he or she voluntarily terminates his or her employment during a Benefit Trigger Window after being demoted, or advised of an impending demotion to, a lesser job.

     2.1  Rights and Benefits

     A Participant described in Section 1.1 of this Article X shall be entitled, on the date of his or her Termination of Employment, to a benefit equal to the Retirement Allowance as described in Paragraph 30.4 of the Vastar Resources, Inc. Retirement Plan (the "5+5 Benefit"). The 5+5 Benefit shall be calculated as if it were to be paid from the Vastar Resources, Inc. Retirement Plan ("Retirement Plan") but shall be paid exclusively by this Plan in accordance with the applicable terms and conditions of this Plan and shall be transferred (but not before December 31, 1999) to the Vastar Resources, Inc.

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Executive Deferral Plan ("EDP"). When calculating benefits under Article II and
III of this Plan, a Participant entitled to the benefit described in Section 1.1 of this Article X shall be credited with the 5 years of service and 5 years of age as described in Article 30 of the Retirement Plan and be deemed to have been entitled to, and to have received from the Retirement Plan, such portion of his or her 5+5 benefit which could have been paid under the Retirement Plan had the Participant been eligible thereunder. A Participant who is entitled to the benefit described in this Section 2.1 shall be entitled to an amount from this Plan which shall, to the maximum extent feasible, put the Participant in the same or substantially equivalent economic position as he or she would be in if he or she had become entitled to the 5+5 Benefit under the Retirement Plan. In determining the substantially equivalent economic position of the Participant, the Participant's benefit under this Section 2.1 shall be increased to compensate the Participant for the delayed payment, if any, of the Participant's benefit under the Retirement Plan by applying the rate of interest then utilized under the EDP. The period for which this increase applies shall commence on the earliest date the Participant could have elected to receive his or her entire benefit under the Retirement Plan if he or she had been eligible for the 5+5 Benefit under the Retirement Plan and shall end on the date the Participant is actually eligible to elect to receive an immediate a lump sum distribution of his or her entire benefit under the Retirement Plan. If a reduced survivor benefit subsequently becomes payable under the Retirement Plan before the participant is eligible to elect an immediate lump sum distribution from the Retirement Plan, the Participant shall be entitled to receive an increased survivor benefit under this Plan, in an amount which shall, to the maximum extent feasible, put the Participant in the same or substantially equivalent economic position he or she would be in if he or she had become entitled to the 5+5 Benefit under the Retirement Plan, and had elected and received an immediate lump sum payment of his or her entire benefit as soon as he or she was eligible to make such election. The increased survivor benefit shall be transferred as soon as reasonably practicable to the EDP if Participant has a balance in that plan, or shall be paid to the Beneficiary in a lump sum if Participant has no such balance."

        11. The Plan is amended to replace (except in Section 6.7) the term "General Counsel" with the term "Vice President, Human Resources."

        12. Section 9.1 is amended to delete the second sentence and replace it with the following:

     "Notwithstanding the above, upon an Anticipatory Change Termination (as defined in Section 1.3(b)), this Plan may again be terminated, subject to
Section 9.3 from time to time by the Board of Directors of Vastar or its designee."

        13. Section 9.2 is amended to delete the second sentence and replace it with the following:

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     "Notwithstanding the above, upon an Anticipatory Change Termination, this
Plan may again be amended, subject to Section 9.3 from time to time by the Board of Directors of Vastar or its designee."

        14. Section 9.4 is amended to delete the last sentence.

        15. All amendments shall be effective as of July 21, 1999 unless otherwise noted.

        Executed as of the 17th day of April, 2000.

ATTEST:                                    VASTAR RESOURCES, INC.

By:  /s/  JONATHAN D. EDELFELT             By:  /s/  JEFFREY M. BENDER
    ---------------------------------          --------------------------------
      Jonathan D. Edelfelt                       Jeffrey M. Bender
      Associate Secretary                        Vice President, Human Resources



APPROVED as to form this 17th day
of April, 2000

WACHOVIA BANK, N.A.,


By:          /s/  JOHN N. SMITH
            ---------------------------------
Name:             John N. Smith
            ---------------------------------
Title:            Senior Vice President
            ---------------------------------

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